Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1 and related Prospectus of Gemphire Therapeutics Inc. and to the incorporation by reference therein of our report dated March 20, 2017, with respect to the financial statements and schedule of Gemphire Therapeutics Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Detroit, Michigan

April 13, 2017